Exhibit (l)(1)

SHARE PURCHASE AGREEMENT

Philadelphia Investment Partners New Generation Fund, a Delaware statutory trust (the “Trust”) and Philadelphia Investment Partners, LLC, a New Jersey limited liability company (the “Investment Advisor”) hereby agree with each other as follows:

(1)

The Trust hereby offers the Investment Advisor and the Investment Advisor hereby purchases 6,666.66 shares (the “Shares”) of the Trust’s series of shares named the “Philadelphia Investment Partners New Generation Fund” for $15 per share.  The Trust hereby acknowledges receipt from the Investment Advisor of funds in the total amount of $100,000 in full payment for such Shares.

(2)

The Investment Advisor will purchase the Shares in a private offering prior to the effectiveness of the Registration Statement on Form N-1A filed by the Trust under the Securities Act of 1933, as amended and the Investment Company Act of 1940, as amended (the “1940 Act”).  The Shares are being purchased pursuant to Section 14 of the 1940 Act to serve as the initial seed capital for the Trust prior to its public offering of Shares.

(3)

The Investment Advisor represents and warrants to the Trust that: (i) the Shares are being acquired for investment purposes and not with a view to the distribution thereof; and (ii) such Shares shall, when issued for such consideration, be validly issued, fully paid and non-assessable by the Trust.

IN AGREEMENT WHEREOF, and intending to be legally bound hereby, the parties hereto have executed this Share Purchase Agreement as of the 15th day of February, 2011.

PHILADELPHIA INVESTMENT PARTNERS NEW GENERATION FUND

/s/ PETER C. ZEULI

Name:  Peter C. Zeuli

Title:  President

PHILADELPHIA INVESTMENT PARTNERS, LLC

/s/ PETER C. ZEULI

Name:  Peter C. Zeuli

Title:  Managing Member